                    SUPPLEMENT TO OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING COMMON SHARES OF

                COMPANIA BOLIVIANA DE ENERGIA ELECTRICA S.A. --
                         BOLIVIAN POWER COMPANY LIMITED
                                       AT

                           U.S. $20.00 NET PER SHARE
                                       BY

                             TOSLI ACQUISITION B.V.
                          A WHOLLY-OWNED SUBSIDIARY OF

                             TOSLI INVESTMENTS N.V.
                    THE PRINCIPAL SHAREHOLDER OF THE COMPANY

THE OFFER AND WITHDRAWAL RIGHTS HAS BEEN EXTENDED SUCH THAT THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 8, 1999, UNLESS THE OFFER IS FURTHER EXTENDED.

     THIS SUPPLEMENT, DATED OCTOBER 26, 1999, SUPPLEMENTS AND AMENDS THE OFFER TO PURCHASE, DATED AUGUST 26, 1999, RELATING TO THE PROPOSED OFFER TO PURCHASE FOR CASH ALL OUTSTANDING COMMON SHARES, WITHOUT NOMINAL OR PAR VALUE, OF COMPANIA BOLIVIANA DE ENERGIA ELECTRICA S.A. -- BOLIVIAN POWER COMPANY LIMITED, A NOVA SCOTIA CORPORATION (THE "COMPANY"), FOR A CASH PRICE OF U.S. $20.00 NET PER SHARE. THIS SUPPLEMENT, WHICH SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE, IS BEING PROVIDED TO GIVE YOU CERTAIN ADDITIONAL INFORMATION. THE MATERIAL TERMS OF THE OFFER HAVE NOT BEEN CHANGED, OTHER THAN TO EXTEND THE DATE FOR TENDERING YOUR SHARES FROM OCTOBER 25, 1999 TO NOVEMBER 8, 1999. YOU MAY CONTINUE TO USE THE LETTER OF TRANSMITTAL AND PROCEDURES FOR TENDERING PREVIOUSLY DELIVERED TO YOU. CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HAVE THE MEANINGS ASCRIBED TO THEM IN THE OFFER TO PURCHASE.

                           -------------------------

                                   IMPORTANT

     QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS SUPPLEMENT. ADDITIONAL COPIES OF THIS SUPPLEMENT, THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT OR BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                           -------------------------

     October 26, 1999

                       TO THE HOLDERS OF COMMON SHARES OF
COMPANIA BOLIVIANA DE ENERGIA ELECTRICA S.A. -- BOLIVIAN POWER COMPANY LIMITED:

     The Offer to Purchase is amended and supplemented as follows:

     1. The captions in the Offer to Purchase were rearranged as follows:

    INTRODUCTION

    SPECIAL FACTORS

 1. Background of the Offer; Agreements

 2. Purposes of the Offer; Plans for the Company

 3. Effect of the Offer on the Market for the Shares; Termination of Exchange Act Registration

 4. Certain Income Tax Consequences of the Offer

    THE OFFER

 1. Terms of the Offer, Expiration Date

 2. Acceptance for Payment and Payment

 3. Procedure for Tendering Shares

 4. Withdrawal Rights; Possible Purchase of Shares Not Tendered

 5. Price Range of Shares; Dividends

 6. Certain Information Concerning the Company

 7. Certain Information Concerning the Purchaser, Tosli, NRG, NPI, Vattenfall and NSP

 8. Source and Amounts of Funds

 9. Certain Conditions to the Offer

10. Certain Legal Matters; Regulatory Approvals

11. Fees and Expenses

12. Miscellaneous

Schedule A

     2. The first paragraph under "SPECIAL FACTORS -- 1. Background of the Offer; Agreements -- Background of the Offer" is hereby amended to insert the following sentence at the end thereof:

          "The alternatives considered included (i) a short-form merger or consolidation and (ii) an issuer tender offer. After assessing the various alternatives, the Company determined that the going private transaction was superior to the other alternatives in terms of providing the Stockholders with liquidity. Specifically, the first option would force the Stockholders to exchange their Shares without providing them with any other options and would require that the Company reincorporate in the state of Delaware which would in turn jeopardize the Company's Bolivian concession. The second option would have prevented Tosli from acquiring the remaining shares under Nova Scotia law."

     3. Following the third paragraph under "SPECIAL FACTORS -- 1. Background of the Offer; Agreements -- Background of the Offer" we have added the following new paragraphs:

          "After discussion by the full Board, all but two of whose members are representatives of NPI and NRG (see Schedule A), the Members of the Board decided to defer a determination of the fairness of a U.S. $20.00 Offer Price pending review of additional information concerning the current value of the Company's Shares. Thereafter certain representatives of NRG serving as Members of the Board obtained and reviewed additional information relating to the implied market value of the Company's Shares based on actual and forecasted results, current market comparables and current economic factors. This information was then presented to the other Board Members.

          The additional information reviewed included (i) certain information relating to the business, financial condition and operations of the Company; (ii) certain internal financial planning information of the Company; (iii) certain financial and other securities data relating to the Company and other publicly traded South American utility companies deemed similar to the Company or representative of the business sector in which the Company operates, consisting of: Endesa Chile, Gener, Central Puerto and Costanera (the "Selected Companies").

          As part of the analysis various financial multiples and ratios based on published stock prices for each of the Selected Companies were calculated and compared. The following were factors considered with respect to the Selected Companies based on year-to-date earnings:

             - the ratio of firm value to earnings before interest, taxes, depreciation and amortization ratios, where firm value equals equity value plus straight debt, minority interest, straight preferred stock, all out-of-money convertibles, less investments in unconsolidated affiliates and cash, which ranged from 3.2x to 11.3x;

             - the ratio of equity market value to net income, which ranged from
               0.0 to 12.1x;

             - the ratio of equity market value to book value, which ranged from
               0.6x to 1.2x;

             - the ratio of equity value to megawatt hours of electricity sold, which ranged from $54 to $499; and

             - the ratio of equity value to generating capacity, which ranged from $348 to $1,868.

          These calculations yielded an implied value of the Company's Shares in the range of $11.50 to $19.50, with a mid-point of $16.00 per share.

     The information relied on for these calculations was not independently reviewed by the Board for accuracy and was relied on as being complete in all respects. In the analysis provided to the Board as to the implied value of the Company's Shares, no single analysis or factor was relied upon nor were relative weights assigned to the analysis or factors used. Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and judgments concerning differences in the various characteristics of the Selected Companies and other factors that could affect the nature of the comparisons of the Selected Companies to which the Company was compared."

     4. Following the fourth paragraph under "SPECIAL FACTORS -- 1. Background of the Offer; Agreements -- Background of the Offer" we have added the following new paragraphs:

     "The Offer was determined to be procedurally fair because, among other things:

        (i) the Board has two directors who are not affiliates of NRG or NPI, shareholders of Tosli;

        (ii) the Board reviewed the business and financial condition of the Company; and

        (iii) the deliberations pursuant to which the Board evaluated the Offer.

FORWARD-LOOKING INFORMATION

     Certain information included in this Offer contains statements that are forward-looking. Such forward-looking information involves risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company."

     5. The first paragraph under "THE OFFER -- 4. Withdrawal Rights; Possible Purchase of Shares Not Tendered -- Possible Purchase of Shares Not Tendered" is hereby replaced in its entirety by inserting the following in lieu thereof:

          "The Companies Act of the Province of Nova Scotia, under which the Company was incorporated, provides in substance (in Section 132) that if, at the conclusion of a tender offer for all of the outstanding securities of a company (the "Transferor Company") that has been held open for tenders for a period of at least four months, tenders are received and accepted for at least 90% of the Transferor Company's outstanding shares, the party acquiring shares in the tender offer (the "Transferee Company") may, within four months after the termination of the tender offer, give notice to non-tendering holders of shares, that it desires to purchase all of such shares for the same per-share consideration paid in the tender offer. If such notice is given by the Transferee Company, unless upon application by a non-tendering shareholder to a court of competent jurisdiction stating that the Transferee Company is not entitled to the benefits of Section 132 and, within one month following such notice such court orders otherwise, the Transferee Company will have the right and become bound to acquire the shares not tendered for that consideration. At the end of the one-month period (or such later date as a court to whom application has been made makes its final determination), the Transferee Company must transfer to the Transferor Company the funds necessary to purchase the shares not tendered, to be held in trust for the benefit of the holders of such shares. Upon the transfer of such funds, the Transferee Company will become the holder of record of such shares. Apart from the application process described herein, non-tendering shareholders do not possess any other rights, including dissenters rights."

Dated: October 26, 1999                 Tosli Acquisition B.V.

                                        By:      /s/ VALORIE A. KNUDSEN
                                           -------------------------------------
                                           Valorie A. Knudsen
                                           Director of Tosli Investments N.V.

                                        And By:     /s/ GUNNAR VALLIN
                                             -----------------------------------
                                             Gunnar Vallin
                                             Director of Tosli Investments N.V.

                        THE DEPOSITARY FOR THE OFFER IS:

                      U.S. BANK TRUST NATIONAL ASSOCIATION

                  By Hand:                                By Mail or Overnight Courier:
    U.S. Bank Trust National Association               U.S. Bank Trust National Association
   Attention: Corporate Trust Department                      U.S. Bank Trust Center
       100 Wall Street -- 20th Floor                Attention: Specialized Finance Department
          New York, New York 10005                       180 East Fifth Street, Suite 200
                                                            St. Paul, Minnesota 55101

                                  By Facsimile Transmission:
                               (For Eligible Institutions Only)
                               Telecopier Number: (651) 244-1537

                        Confirm Receipt of Facsimile by Telephone Only:
                               Telephone Number: (651) 244-5172

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                                 156 5th Avenue
                            New York, New York 10010

                 Banks and Brokers Call Collect: (212) 929-5500
                   All Others Call Toll Free: (800) 322-2885